Exhibit (e) 2

                         Gartmore Mutual Funds II, Inc.
                                94 North Broadway
                            New York, New York 10533

                                                                  April 27, 2005

Mr. William J. Baltrus, Vice President
Gartmore Distribution Services, Inc.
1200 River Road
Conshohoken, PA  19428

Re:  WAIVER AND THE PAYMENT OF CERTAIN FEES AND CHARGES
     --------------------------------------------------

Dear Bill:

     Reference is made to the Underwriting Agreement dated August 8, 2003 between Gartmore Mutual Funds II, Inc. ("GMF") and Gartmore Distribution Services, Inc. ("GDSI") pursuant to which the Fund has agreed to pay to the Underwriter the fees applicable to the Distribution Plan adopted by the Directors and approved by the shareholders pursuant to Rule 12b-1 under the 1940 Act. Reference is also made to any other fees collected from shares of capital stock that the Fund has issued other than pursuant to one or more broker-dealer agreements (the "Non-brokered Shares") (collectively, the "Fees").

     For good and valuable consideration the sufficiency of which you hereby acknowledge, you hereby agree to waive, from the date hereof until the anniversary of the date hereof, or in the event of a merger or consolidation of GMF II to a separate legal entity, an amount equal to 25%, or a greater amount if so decided, of the Fees due to you in respect of the Non-brokered Shares. In addition, you hereby agree to promptly pay to the Fund any contingent commission deferred sales charges you may collect on Non-brokered Shares. This Agreement shall be construed in accordance with the laws of the State of New York.

     If you are in agreement with the foregoing, please indicate by signing below.

                                                  Gartmore Mutual Funds II, Inc.

                                                  By:
                                                     --------------------------
                                                  Name: Daniel W. Portanova
                                                  Title:   Treasurer and Chief
                                                              Operating Officer
Agreed:

Gartmore Distribution Services, Inc.
By:
Name:
Title: